EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the JNI Corporation 2000 Non-Qualified Stock Option Plan, the JNI Corporation Amended and Restated 1999 Stock Option Plan, the Jaycor Networks, Inc. 1997 Stock Option Plan, as amended, and the Applied Micro Circuits Corporation 1992 Stock Option Plan, as amended, of our report dated April 18, 2003, with respect to the consolidated financial statements and schedule of Applied Micro Circuits Corporation, included in its Annual Report on Form 10-K for the fiscal year ended March 31, 2003, filed with the Securities and Exchange Commission.

/s/    Ernst & Young LLP

San Diego, California

October 28, 2003